EXHIBIT 32

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that, to his knowledge (i) the foregoing Annual Report on Form 10-KSB filed by ECB Bancorp, Inc. (the “Issuer”) for the year ended December 31, 2004, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the period presented therein.

Date: March 22, 2005	/s/ ARTHUR H. KEENEY III
Arthur H. Keeney III President and Chief Executive Officer

Date: March 22, 2005	/s/ GARY M. ADAMS
Gary M. Adams Senior Vice President and Chief Financial Officer